UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2026 (April 1, 2026)

TCW Specialty Lending LLC

(Exact name of registrant as specified in its charter)

Delaware	814-01966	33-4588344
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Clarendon Street, 51st Floor Boston, Massachusetts	02116
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 936-2275

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

☒

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 . Entry into a Material Definitive Agreement.

On April 1, 2026, TCW Specialty Lending LLC (the “Company”) completed the previously announced exchange offer (the “Exchange Offer”) and, in connection with the completion of the Exchange Offer, the Company entered into an amended and restated limited liability company agreement, an investment advisory and management agreement, an administration agreement and a licensing agreement, each effective as of April 1, 2026 and substantially in the forms previously filed as exhibits to the Company’s Registration Statement on Form 10, as amended.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Pursuant to the Exchange Offer and in accordance with the Offer to Exchange as filed by TCW Direct Lending VIII (“Fund VIII”), dated January 14, 2026, as amended and supplemented on February 20, 2026, March 9, 2026, and March 24, 2026, holders of Fund VIII’s outstanding limited liability company units (the “Fund VIII Units”) were permitted to exchange all or a portion of their Fund VIII Units for an equivalent number of limited liability company units of the Company (the “Company Units”). In accordance with the terms of the Exchange Offer, 6,435,400 Fund VIII Units were validly tendered and accepted for exchange, representing approximately 50.49% of the outstanding Fund VIII Units.

In connection with the completion of the Exchange Offer, Fund VIII transferred to the Company a pro rata share of all of the assets, liabilities and related interests held by Fund VIII immediately prior to the completion of the Exchange Offer, in proportion to the number of Fund VIII Units validly tendered and accepted for exchange, and the Company issued an equivalent number of Company Units to the tendering holders in exchange for the accepted Fund VIII Units. Fund VIII Units accepted for exchange in the Exchange Offer were canceled upon settlement.

Item 2.03. Creation of a Direct Financial Obligation.

On April 1, 2026, in connection with the completion of the Exchange Offer, TCW SL Financing LLC, a wholly-owned subsidiary of the Company (the “Borrower”) entered into the credit and security agreement (the “Credit Agreement”), by and among the Borrower, and PNC Bank, National Association, as facility agent and the lenders from time to time parties thereto. The Credit Agreement provides for a senior secured asset-based revolving credit facility in an aggregate principal amount of up to $625 million (the “Credit Facility”), subject to the terms and conditions set forth therein.

The Credit Facility has a term of five years and, in connection with the closing of the Exchange Offer, the Borrower borrowed approximately $262.4 million thereunder, representing the pro rata portion of Fund VIII’s existing indebtedness immediately prior to the closing of the Exchange Offer attributable to the Fund VIII Units validly tendered and accepted for exchange. Such amount was distributed to Fund VIII and used to pay down its existing senior secured revolving credit facility.

Borrowings under the Credit Facility bear interest at a fluctuating rate of interest per annum equal to SOFR plus the facility margin of 2.10% per annum. The obligations under the Credit Facility are secured by TCW SL Financing LLC’s assets, including its portfolio investments and cash, and the Credit Agreement contains customary terms and conditions, including customary covenants, borrowing base provisions, events of default and remedies. Under the Credit Facility, the Borrower has made customary representations and warranties and is required to comply with various affirmative and negative covenants, reporting requirements and other customary requirements for similar credit facilities. The Credit Facility also includes events of default that are customary for similar credit facilities.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which the Company expects to file as an exhibit to its next periodic report on Form 10-Q.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference. In connection with the completion of the Exchange Offer described in Item 2.01, the Company issued 6,435,400 Company Units to holders of Fund VIII Units that were validly tendered and accepted for exchange. The issuance of these Company Units was made in reliance on the exemption from registration provided by Rule 506(b) under Section 4(a)(2) of the Securities Act, certain state securities laws and certain rules and regulations promulgated thereunder. Tendering holders were required to execute subscription agreements and investor questionnaires in connection with the Exchange Offer, and the availability of applicable private offering exemptions was a condition to completion of the Exchange Offer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TCW SPECIALTY LENDING LLC

Date: April 7, 2026	By:	/s/Andrew Kim
Name: Andrew Kim
Title: Chief Financial Officer